Exhibit 99.1

November 2, 2011	Edward Vallejo Vice President, Investor Relations T: 856-566-4005 edward.vallejo@amwater.com

Maureen Duffy Vice President, Communications T: 856-309-4546 maureen.duffy@amwater.com

AMERICAN WATER REPORTS THIRD QUARTER 2011 RESULTS

•	Revenues increase 2.3 percent or $17.5 million quarter-over-quarter to $766.5 million

•	Adjusted Net Income and adjusted earnings per share increase more than 7 percent quarter-over-quarter and 12 percent over comparable year to date (non-GAAP financial measures)

•	GAAP Net Income and earnings per share increase more than 9 percent quarter-over-quarter and 17 percent over comparable year to date

•	Geographic diversity and strong investment in infrastructure benefit shareholders and customers through extreme summer weather

VOORHEES, N.J., November 2, 2011 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today reported results for the third quarter ended September 30, 2011. For the quarter, the company reported net income of $137.4 million and earnings per share of $0.78. Included is a benefit to net income and earnings per share of $3.5 million and $0.02, respectively, related to the cessation of depreciation on assets under agreement for sale in Arizona, New Mexico, and Ohio, classified as discontinued operations. Including the effect of depreciation expense related to these assets, adjusted net income for the third quarter 2011 was $133.9 million and adjusted earnings per share was $0.76 (non-GAAP financial measures). This is a more than 7 percent increase over the net income of $124.1 million and $0.71 per share in the comparable period in 2010.

“The strength of American Water’s geographic footprint is evident in our solid third quarter results,” said Jeff Sterba, president and CEO of American Water. “While some of our states experienced extreme negative weather events, the diversity of our operations mitigated the impact of this extreme weather and, combined with our continued focus on operational excellence, produced increased net income and earnings per share.”

During the quarter, the company’s revenues increased 2.3 percent or $17.5 million quarter-over-quarter to $766.5 million. Operating expenses for the three months ended September 30, 2011, totaled $485.1 million, an

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AMERICAN WATER REPORTS THIRD QUARTER 2011 RESULTS

increase of $2.7 million, or 0.6 percent, compared to the same period in 2010, with operating expenses for the regulated entities actually decreasing slightly quarter-over-quarter. Included in income tax expense is a discrete benefit for the significant contribution of property that lowered income tax expense by approximately $4.5 million or $0.03 per share.

Net cash provided by operating activities for the nine months ended September 30, 2011, was $576.0 million compared to $587.0 million for the nine months ended September 30, 2010. This slight decrease is primarily due to pension expenses. The company’s capital expenditures for the nine months ended September 30, 2011, were $621.9 million compared to $522.1 million for the same period in the prior year.

Regulated Operations

One driver of both American Water’s revenue and net income increases came from the company’s Regulated Businesses. Revenues increased by $7.3 million, or 1.1 percent, over the prior year’s period, mainly driven by authorized rate increases. This increase was partially offset by decreased consumption over the prior year. The Regulated Businesses’ operation and maintenance expense decreased $5.1 million or 1.7 percent over the prior year’s period. The regulated entities showed continued improvement in their operating efficiency ratio, which decreased quarter-over-quarter to 39.6 percent in 2011 from 40.6 percent in 2010. For the 12 months ended September 30, 2011, the operating efficiency ratio was 44.9 percent compared to 45.4 percent for the same period in 2010.

American Water’s Regulated Businesses continue to prudently invest dollars to ensure reliable service by upgrading and maintaining their water systems, and the revenue increases are a recognition of that investment. During the quarter, the company received an authorization for additional annualized revenues of $4.8 million. Also during the third quarter, the company filed general rate cases in two states, which would generate $103.8 million in total additional revenues if approved as filed. In October, the company filed a general rate case in Illinois requesting $37.8 million in additional annualized revenue.

Additionally, settlements or partial settlements have been reached in rate cases in Pennsylvania, Iowa and Hawaii, which could provide $39.8 million in additional revenue, if approved, in accordance with the settlement agreements. All settlements are pending regulatory approvals and all are subject to change. Details of these cases will be released upon final approval.

American Water’s continued investment in pipes and plants to ensure reliable service includes the company’s new Hidden Lake water treatment facility in Indiana. The facility, which went into service in September, is part of a $25 million project to improve water quality and reliability in Indiana American Water’s Warsaw service area, which has a population of more than 16,000 people. American Water anticipates investing more than $900 million in construction and other capital projects in 2011, primarily in the Regulated Businesses, reflecting the company’s ongoing commitment to needed investment.

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“The benefit of the investments we make in our systems, our operating practices, and the dedication of our people was evident during Hurricane Irene and the other severe storms in the Northeast this quarter. The vast majority of our systems literally weathered the storms and we were able to maintain reliable service to almost all our customers across the affected states. This is quite a statement, considering the impact of these natural events and the large number of people affected,” said Sterba.

American Water continued to optimize its business portfolio and achieve targeted growth. In July, American Water announced that it has agreed to purchase seven water systems in New York. Upon completion, the acquisition will establish American Water as the largest investor-owned water utility in the state of New York, adding a population of approximately 152,000 people in four counties to its customer base.

The company also acquired Roark Water & Sewer Inc. in Missouri, adding another 675 water customers and 635 wastewater customers to the company’s customer base. Missouri American Water is already the largest investor-owned water utility in the state, serving approximately 1.5 million people in more than 100 communities.

During the quarter, the company’s commitment to the environment was enhanced by a newly formed partnership with ENBALA Power Networks. The partnership, part of the company’s Innovation Development Process, establishes American Water as the first U.S. water utility to use ENBALA’s Smart Grid technology, which harnesses the flexibility of the company’s demand-side assets to deliver grid balance to the electric power system. Recently, American Water’s New Jersey subsidiary completed a pilot project to install floating solar panels to help generate clean energy for its Canoe Brook water treatment facility. The solar field, which is the first floating array on the East Coast designed to withstand a freeze/thaw environment, will produce 135,000 kilowatt hours per year for the plant, helping to reduce costs and greenhouse gas impacts.

Market-Based Operations

American Water’s Market-Based Operations’ revenues increased by $11.3 million, or 14.1 percent, during the third quarter of 2011. The increase was primarily attributable to an increase in revenues associated with our contracts to provide water and wastewater services for military bases. Increases in operating and maintenance expenses of $7.0 million in the Market-Based segment of the company during the third quarter were related to generating the increases in revenue.

The Market-Based Operations also announced a recent success with its innovation efforts. In October, American Water was awarded a patent by the U.S. Patent and Trademark Office for “Optimized Nutrient Removal from Wastewater.” From the Chesapeake Bay watershed to the Mississippi watershed, municipalities and industries across the country are being required to remove nutrients like nitrogen and phosphorus from wastewater. The innovation demonstrated by this patent will help to cost-effectively address pressing needs for improved technology for wastewater treatment.

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AMERICAN WATER REPORTS THIRD QUARTER 2011 RESULTS

Quarterly Dividend

On September 1, the company paid a cash dividend for the third quarter of $0.23 per common share to shareholders of record as of August 18, 2011. On September 23, in recognition of the company’s performance, American Water’s Board of Directors declared a quarterly cash dividend of $0.23 per common share, payable on December 1, 2011 to all shareholders of record as of November 18, 2011.

Earnings Guidance

The company’s 2011 earnings per share, as adjusted, are estimated to be in the range of $1.75 to $1.82 per share. The range does not recognize the benefit to net income and EPS of the cessation of depreciation for discontinued operations. This benefit is estimated to be approximately $0.09 for 2011, which under a GAAP basis would increase the above guidance range. The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The company intends to host a conference call toward the end of the year to announce 2012 Earnings Guidance. Further details about the conference call will be announced at a later date.

Non-GAAP Financial Measures

This press release includes a presentation of “Adjusted net income, exclusive of the cessation of depreciation of discontinued operations accounting treatment,” “Adjusted earnings per share, exclusive of the cessation of depreciation of discontinued operations accounting treatment,” and “Regulated Operations and Maintenance Efficiency Ratio.” Each of these items is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures.

Management believes that the presentation of these adjusted measures is useful to investors and management because it provides a means of evaluating the company’s operating performance.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

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Third Quarter 2011 Earnings Conference Call

The third quarter 2011 earnings conference call will take place Thursday, November 3, 2011, at 9:00 a.m. Eastern Daylight Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through November 10, 2011 by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4478086. The online archive of the webcast will be available through December 5, 2011 by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in more than 30 states as well as parts of Canada. More information can be found at www.amwater.com.

In 2011, American Water is celebrating its 125th anniversary with a yearlong campaign to promote water efficiency and the importance of protecting water from source to tap. To learn more, visit www.amwater125.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on our current expectations and assumptions regarding future events and may relate to, among other things, our future financial performance, including earnings, our growth strategies, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; our ability to appropriately maintain current infrastructure and manage the expansion of our business; our ability to obtain permits for projects; changes in our capital requirements; our ability to control operating expenses and to achieve efficiencies in our operations; our ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations; our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business; cost

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overruns relating to improvements or the expansion of our operations; changes in general economic, business and financial market conditions; significant changes to our business processes and corresponding technology; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements; the incurrence of impairment charges; migration of customers into or out of our service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; ability to retain and attract qualified employees; and civil disturbance, labor strikes or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

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AMERICAN WATER REPORTS THIRD QUARTER 2011 RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating revenues	$766,450	$748,953	$2,042,520	$1,941,883

Operating expenses
Operation and maintenance	345,757	346,180	993,434	960,779
Depreciation and amortization	88,424	84,005	263,027	246,759
General taxes	52,587	52,029	161,402	155,772
(Gain) loss on asset dispositions and purchases	(1,635)	211	(1,339)	166

Total operating expenses, net	485,133	482,425	1,416,524	1,363,476

Operating income	281,317	266,528	625,996	578,407

Other income (expenses)
Interest, net	(78,602)	(74,568)	(233,326)	(231,456)
Allowance for other funds used during construction	3,696	2,482	9,059	6,896
Allowance for borrowed funds used during construction	1,586	1,447	3,988	3,994
Amortization of debt expense	(1,251)	(1,275)	(3,798)	(3,202)
Other, net	13	505	(462)	2,564

Total other income (expenses)	(74,558)	(71,409)	(224,539)	(221,204)

Income from continuing operations before income taxes	206,759	195,119	401,457	357,203
Provision for income taxes	78,354	75,762	157,669	140,642

Income from continuing operations	128,405	119,357	243,788	216,561
Income from discontinued operations, net of tax	9,017	4,757	25,532	11,112

Net income	$137,422	$124,114	$269,320	$227,673

Basic earnings per common share: (1)
Income from continuing operations	$0.73	$0.68	$1.39	$1.24

Income from discontinued operations, net of tax	$0.05	$0.03	$0.15	0.06

Net income	$0.78	$0.71	$1.53	$1.30

Diluted earnings per common share: (1)
Income from continuing operations	$0.73	$0.68	$1.38	$1.24

Income from discontinued operations, net of tax	$0.05	$0.03	$0.14	$0.06

Net income	$0.78	$0.71	$1.53	$1.30

Average common shares outstanding during the period:
Basic	175,547	174,859	175,426	174,785

Diluted	176,593	175,062	176,422	174,919

Dividends per common share	$0.23	$0.22	$0.90	$0.64

(1)	Amounts may not sum due to rounding

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AMERICAN WATER REPORTS THIRD QUARTER 2011 RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	September 30, 2011	December 31, 2010

Cash and cash equivalents	$15,621	$13,112
Other current assets	520,685	510,247
Total property, plant and equipment	10,787,844	10,383,896
Total regulatory and other long-term assets	2,271,428	2,251,568
Assets of discontinued operations	943,155	927,423

Total Assets	$14,538,733	$14,086,246

Short-term debt	$408,998	$228,502
Current portion of long-term debt	8,949	36,092
Other current liabilities	573,910	471,808
Long-term debt	5,383,515	5,416,270
Total regulatory and other long-term liabilities	2,560,418	2,491,151
Contributions in aid of construction	951,596	925,556
Liabilities of discontinued operations	388,157	384,595
Total stockholders’ equity	4,263,190	4,132,272

Total Capitalization and Liabilities	$14,538,733	$14,086,246

Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In thousands

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010

Total Regulated Operation and Maintenance Expenses	$288,147	$293,261	$1,113,704	$1,065,914
Less: Regulated Purchased Water Expenses	29,892	31,784	98,292	98,359

Adjusted Regulated Operation and Maintenance Expenses (a)	$258,255	$261,477	$1,015,412	$967,555

Total Regulated Operating Revenues	$682,363	$675,087	$2,360,196	$2,231,814
Less: Regulated Purchased Water Revenues	29,892	31,784	98,292	98,359

Adjusted Regulated Operating Revenues (b)	$652,471	$643,303	$2,261,904	$2,133,455

Regulated Operations and Maintenance Efficiency Ratio (a)/(b)	39.6%	40.6%	44.9%	45.4%

Adjusted net income and earnings per share, exclusive of the cessation of depreciation associated with assets of discontinued operations (A Non-GAAP, unaudited number)

In thousands except per share data

	Three Months Ended September 30,	Nine Months Ended September 30,
	2011	2011

Net income	$137,422	$269,320
Less: Cessation of depreciation, net of tax	3,493	11,381

Adjusted net income, exclusive of the cessation of depreciation associated with assets of discontinued operations	$133,929	$257,939

Basic earnings per common share:
Adjusted net income	$0.76	$1.47

Diluted earnings per common share:
Adjusted net income	$0.76	$1.46

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